EXHIBIT 99.1

J.JILL, INC. ANNOUNCES THIRD QUARTER FISCAL 2018 RESULTS

Quincy, MA – November 28, 2018 – J.Jill, Inc. (NYSE:JILL) today announced financial results for the third quarter ended November 3, 2018.

Linda Heasley, CEO of J.Jill, Inc. stated, “Our third quarter results demonstrated progress on our near-term initiatives, including recent enhancements to our e-commerce site and a renewed emphasis on our product assortment.  We had positive sales momentum, our inventory levels are lower than last year and in line with our expectations, and our e-commerce business benefited from the enhancements we delivered during the year. We are also making early progress on our longer-term strategic plan for the business.”

For the third quarter ended November 3, 2018:
•
Total net sales for the thirteen weeks ended November 3, 2018 were $174.1 million versus $162.0 million for the thirteen weeks ended October 28, 2017. The 7.5% increase in total net sales versus the prior year was partially driven by the calendar shift created by the fifty-third week in fiscal 2017.

•	Total company comparable sales, which includes comparable store and direct to consumer sales, increased by 1.0%.
•	Direct to consumer net sales represented 39.8% of total net sales, compared to 39.5% in the third quarter of fiscal 2017.
•	Gross profit increased to $115.5 million from $108.5 million in the third quarter of fiscal 2017. Gross margin was 66.3% compared to third quarter gross margin of 67.0% in fiscal 2017.
•
SG&A was $101.6 million compared to $95.2 million in the third quarter of fiscal 2017. Third quarter 2017 SG&A included $0.7 million of non-recurring expenses related to the Company’s transition to a public company. Excluding these one-time expenses from last year’s figures, SG&A as a percentage of total net sales was 58.3% compared to 58.4% in the third quarter of fiscal 2017.

•	Income from operations, inclusive of non-recurring SG&A expenses, increased to $13.9 million from $13.3 million in the third quarter of fiscal 2017.
•
Adjusted EBITDA* for the third quarter of fiscal 2018 increased by 5.0% to $24.2 million from $23.0 million in the third quarter of fiscal 2017. As a percentage of total net sales, Adjusted EBITDA was 13.9% compared to 14.2% in the third quarter of fiscal 2017.

•	Interest expense increased to $4.7 million from $4.5 million in the third quarter of fiscal 2017.
•	Income tax expense was $2.5 million compared to $2.8 million in the third quarter of fiscal 2017, and the effective tax rate was 27.1% compared to 31.6% in the third quarter of 2017.
•
Diluted earnings per share was $0.15 compared to $0.14 in the third quarter of fiscal 2017, which included the impact of non-recurring expenses. Third quarter 2018 diluted earnings per share included approximately $0.03 per share benefit due to the calendar shift created by the fifty-third week in fiscal 2017 and included a $0.01 benefit from the lower effective tax rate of 27.1% compared to 31.6% in the third quarter of 2017.

•
Adjusted diluted earnings per share* for the third quarter of fiscal 2018, which included the impact of the calendar shift described above, was $0.15 compared to $0.13 in the third quarter of fiscal 2017. Adjusted diluted earnings per share uses 26% and 40% tax rate assumptions in fiscal 2018 and 2017 respectively. The change in the assumed tax rate between fiscal 2018 and 2017, resulting from the U.S. Tax Cuts and Jobs Act enacted in December 2017, resulted in a benefit to adjusted diluted earnings per share of $0.03 in the third quarter of fiscal 2018.

For the thirty-nine weeks ended November 3, 2018:
•	Total net sales for the thirty-nine weeks ended November 3, 2018 were $535.4 million versus $509.5 million for the thirty-nine weeks ended October 28, 2017.
•	Total company comparable sales, which includes comparable store and direct to consumer sales, increased by 1.8%.
•	Direct to consumer net sales represented 40.4% of total net sales, compared to 41.8% in the thirty-nine weeks ended October 28, 2017.
•	Gross profit increased to $352.5 million from $346.8 million in the thirty-nine weeks ended October 28, 2017. Gross margin was 65.8% compared to 68.1% in the thirty-nine weeks ended October 28, 2017.
•
SG&A was $299.2 million compared to $289.3 million in the thirty-nine weeks ended October 28, 2017. For the thirty-nine weeks ended November 3, 2018, SG&A included $1.3 million of non-recurring expenses and $0.2 million of accelerated stock compensation expense as a result of a CEO transition. For the thirty-nine weeks ended October 28, 2017, SG&A included $5.0 million of non-recurring expenses related to the IPO and subsequent transition to a public company. Excluding these one-time expenses from both this year’s and last year’s figures, SG&A as a percentage of total net sales was 55.6% compared to 55.8% in the thirty-nine weeks ended October 28, 2017.

•	Income from operations, inclusive of non-recurring SG&A expenses, decreased to $53.2 million from $57.5 million in the thirty-nine weeks ended October 28, 2017.
•
Adjusted EBITDA* for the thirty-nine weeks ended November 3, 2018 decreased by 4.8% to $85.0 million from $89.3 million in the thirty-nine weeks ended October 28, 2017. As a percentage of total net sales, Adjusted EBITDA was 15.9% compared to 17.5% in the thirty-nine weeks ended October 28, 2017.

•
Interest expense decreased to $14.4 million from $14.5 million, including $0.6 million of accelerated deferred financing amortization due to the voluntary principal pre-payment of $20.0 million dollars on the term loan in the thirty-nine weeks ended October 28, 2017.

•
Income tax expense was $10.4 million compared to $16.9 million in the thirty-nine weeks ended October 28, 2017, and the effective tax rate was 26.8% compared to 39.4% in the thirty-nine weeks ended October 28, 2017.

•
Diluted earnings per share was $0.64 including the impact of one-time expenses, compared to $0.60 in the thirty-nine weeks ended October 28, 2017. For the thirty-nine weeks ended November 3, 2018, diluted earnings per share included approximately $0.03 per share benefit due to the calendar shift created by the fifty-third week in fiscal 2017 and included a $0.11 benefit from the lower effective of 26.8% compared to 39.4% in the thirty-nine weeks ended October 28, 2017.

•
Adjusted diluted earnings per share* for the thirty-nine weeks ended November 3, 2018, which excludes non-recurring expenses and other one-time items, including CEO transition expenses, affecting diluted earnings per share, was $0.68 compared to $0.66 in the thirty-nine weeks ended October 28, 2017. Adjusted diluted earnings per share uses 26% and 40% tax rate assumptions in fiscal 2018 and 2017 respectively. Change in the assumed tax rate between fiscal 2018 and 2017, resulting from the U.S. Tax Cuts and Jobs Act enacted in December 2017, resulted in a benefit to adjusted diluted earnings per share of $0.13 in the thirty-nine weeks ended November 3, 2018.

The Company ended the third quarter fiscal 2018 with $59.9 million in cash. Inventory at the end of the third quarter fiscal 2018 decreased to $78.8 million compared to $85.4 million at the end of the third quarter of fiscal 2017. The Company opened two stores in the third quarter and ended the quarter with 275 stores.
* Non-GAAP financial measures.  Please see “Non-GAAP Financial Measures” and “Reconciliation of GAAP Net Income to Adjusted EBITDA and Adjusted Net Income” for more information.

Outlook
The fourth quarter of fiscal 2017 included an extra week (the fifty-third week) as compared to the fourth quarter of fiscal 2018.  The fifty-third week in fiscal 2017 generated approximately $9.2 million in sales and $0.02 in diluted earnings per share.
For the fourth quarter of fiscal 2018, the Company expects total comparable sales to decrease 2% to 4%, on a 13-week to 13-week basis consistent with the National Retail Federation’s restated 2017 calendar.  Last year’s fourth quarter comparable sales growth was 8.9%, and included elevated levels of clearance sales. Total net sales are expected to decrease 10% to 12%, driven by the shorter fiscal period and the calendar shift created by the fifty-third week in fiscal 2017 which shifted sales from the fourth quarter to the third quarter in fiscal 2018.  GAAP diluted earnings per share are expected to be in the range of $0.00 to $0.02, including a $0.03 negative impact related to the calendar shift. This is compared to $0.67 in the fourth quarter of fiscal 2017 which included the $0.02 benefit from the fifty-third week and a $0.55 benefit resulting from the U.S. Tax Cuts and Jobs Act.
Conference Call Information
A conference call to discuss third quarter fiscal 2018 results is scheduled for today, November 28, 2018, at 8:00 a.m. Eastern Time. Those interested in participating in the call are invited to dial (844) 579-6824 or (763) 488-9145 if calling internationally. Please dial in approximately 10 minutes prior to the start of the call and reference Conference ID 4648839 when prompted. A live audio webcast of the conference call will be available online at http://investors.jjill.com/Investors-Relations/News-Events.
A taped replay of the conference call will be available approximately two hours following the live call and can be accessed both online and by dialing (855) 859-2056 or (404) 537-3406. The pin number to access the telephone replay is 4648839. The telephone replay will be available until Wednesday, December 05, 2018.
About J.Jill, Inc.
J.Jill is a premier omnichannel retailer and nationally recognized women’s apparel brand committed to delighting customers with great wear-now product. The brand represents an easy, relaxed, inspired style that reflects the confidence and comfort of a woman with a rich, full life. J.Jill offers a guiding customer experience through more than 270 stores nationwide and a robust e-commerce platform. J.Jill is headquartered outside Boston. For more information, please visit www.jjill.com or http://investors.jjill.com. The information included on our websites is not incorporated by reference herein.
Non-GAAP Financial Measures
To supplement our unaudited consolidated financial statements presented in accordance with generally accepted accounting principles (“GAAP”), we use the following non-GAAP measures of financial performance:
•
Adjusted EBITDA, which represents net income (loss) plus interest expense, provision (benefit) for income taxes, depreciation and amortization, equity-based compensation expense, write-off of property and equipment, and other non-recurring expenses and one-time items. We present Adjusted EBITDA on a consolidated basis because management uses it as a supplemental measure in assessing our operating performance, and we believe that it is helpful to investors, securities analysts and other interested parties as a measure of our comparative operating performance from period to period. We also use Adjusted EBITDA as one of the primary methods for planning and forecasting overall expected performance of our business and for evaluating on a quarterly and annual basis actual results against such expectations. Further, we recognize Adjusted EBITDA as a commonly used measure in determining business value and as such, use it internally to report results.

•
Adjusted Net Income, which represents net income (loss) plus other non-recurring expenses and one-time items. We present Adjusted Net Income on a consolidated basis because management uses it as a supplemental measure in assessing our operating performance, and we believe that it is helpful to investors, securities analysts and other interested parties as a measure of our comparative operating performance from period to period.

•
Adjusted Earnings per Share (“Adjusted EPS”) represents Adjusted Net Income divided by the number of shares outstanding. Adjusted EPS is presented as a supplemental measure in assessing our operating performance, and we believe that it is helpful to investors, securities analysts and other interested parties as a measure of our comparative operating performance from period to period.

While we believe that Adjusted EBITDA, Adjusted Net Income, and Adjusted EPS are useful in evaluating our business, they are non-GAAP financial measures that have limitations as analytical tools. Adjusted EBITDA, Adjusted Net Income, and Adjusted EPS should not be considered alternatives to, or substitutes for, net income (loss) or EPS, which are calculated in accordance with GAAP. In addition, other companies, including companies in our industry, may calculate Adjusted EBITDA, Adjusted Net Income, and Adjusted EPS differently or not at all, which reduces the usefulness of such non-GAAP financial measures as tools for comparison. We recommend that you review the reconciliation and calculation of Adjusted EBITDA, Adjusted Net Income, and Adjusted EPS to net income (loss) and EPS, the most directly comparable GAAP financial measures, under “Reconciliation of GAAP Net Income to Adjusted EBITDA and Adjusted Net Income” and not rely solely on Adjusted EBITDA, Adjusted Net Income, Adjusted EPS, or any single financial measure to evaluate our business.
Forward-Looking Statements
This press release contains, and oral statements made from time to time by our representatives may contain, “forward-looking statements.” Forward-looking statements include statements under “Outlook” and other statements identified by words such as “could,” “may,” “might,” “will,” “likely,” “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “continues,” “projects” and similar references to future periods, or by the inclusion of forecasts or projections. Forward-looking statements are based on our current expectations and assumptions regarding capital market conditions, our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions, including risk regarding, our ability to manage inventory or anticipate consumer demand; changes in consumer confidence and spending; our competitive environment; our failure to open new profitable stores or successfully enter new markets and other factors set forth under “Risk Factors” in the Form 10K. Any forward-looking statement made in this press release speaks only as of the date on which it is made. J.Jill undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.
(Tables Follow)

J.Jill, Inc.
Consolidated Statements of Operations and Comprehensive Income
(Unaudited)
(Amounts in thousands, except share and per share data)

	For the Thirteen Weeks Ended
	November 3, 2018	October 28, 2017
Net sales	$174,106	$161,975
Cost of goods sold	58,643	53,479
Gross profit	115,463	108,496
Selling, general and administrative expenses	101,589	95,240
Operating income	13,874	13,256
Interest expense	4,698	4,496
Income before provision for income taxes	9,176	8,760
Provision for income taxes	2,488	2,766
Net income and total comprehensive income	$6,688	$5,994
Net income per common share attributable to common shareholders
Basic	$0.16	$0.14
Diluted	$0.15	$0.14
Weighted average number of common shares outstanding
Basic	42,953,173	41,731,765
Diluted	44,475,793	43,554,000

	For the Thirty-Nine Weeks Ended
	November 3, 2018	October 28, 2017
Net sales	$535,360	$509,473
Cost of goods sold	182,901	162,721
Gross profit	352,459	346,752
Selling, general and administrative expenses	299,248	289,284
Operating income	53,211	57,468
Interest expense	14,368	14,525
Income before provision for income taxes	38,843	42,943
Provision for income taxes	10,412	16,926
Net income and total comprehensive income	$28,431	$26,017
Net income per common share attributable to common shareholders
Basic	$0.67	$0.62
Diluted	$0.64	$0.60
Weighted average number of common shares outstanding
Basic	42,674,957	41,933,244
Diluted	44,199,800	43,468,846

J.Jill, Inc.
Consolidated Balance Sheets
(Unaudited)
(Amounts in thousands, except common share data)

	November 3, 2018	February 3, 2018
Assets
Current assets:
Cash	$59,890	$25,978
Accounts receivable	7,509	4,733
Inventories, net	78,844	80,591
Prepaid expenses and other current assets	25,053	21,166
Total current assets	171,296	132,468
Property and equipment, net	113,932	118,420
Intangible assets, net	139,373	148,961
Goodwill	197,026	197,026
Other assets	501	682
Total assets	$622,128	$597,557
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$51,648	$53,962
Accrued expenses and other current liabilities	47,099	48,759
Current portion of long-term debt	2,799	2,799
Total current liabilities	101,546	105,520
Long-term debt, net of discount and current portion	237,813	238,881
Deferred income taxes	42,348	46,263
Other liabilities	30,008	27,577
Total liabilities	411,715	418,241
Commitments and contingencies
Shareholders’ Equity
Common stock, par value $0.01 per share; 250,000,000 shares authorized; 43,747,757 and 43,752,790 shares issued and outstanding at November 3, 2018 and February 3, 2018, respectively	437	437
Additional paid-in capital	120,347	117,393
Accumulated earnings	89,629	61,486
Total shareholders’ equity	210,413	179,316
Total liabilities and shareholders’ equity	$622,128	$597,557

J.Jill, Inc.
Reconciliation of GAAP Net Income to Adjusted EBITDA
(Unaudited)
(Amounts in thousands)

	For the Thirteen Weeks Ended
	November 3, 2018	October 28, 2017
Net income	$6,688	$5,994
Interest expense, net	4,698	4,496
Provision for income taxes	2,488	2,766
Depreciation and amortization	9,149	8,628
Equity-based compensation expense (a)	1,111	278
Write-off of property and equipment (b)	59	229
Other non-recurring expenses (c)	—	658
Adjusted EBITDA	$24,193	$23,049

	For the Thirty-Nine Weeks Ended
	November 3, 2018	October 28, 2017
Net income	$28,431	$26,017
Interest expense, net	14,368	14,525
Provision for income taxes	10,412	16,926
Depreciation and amortization	27,398	25,768
Equity-based compensation expense (a)	2,954	539
Write-off of property and equipment (b)	87	569
Other non-recurring expenses (c)	1,346	4,964
Adjusted EBITDA	$84,996	$89,308

(a):
Represents expenses associated with equity incentive instruments granted to our management and board of directors. Incentive instruments are accounted for as equity-classified awards with the related compensation expense recognized based on fair value at the date of the grants.

(b):	Represents net gain or loss on the disposal of fixed assets.
(c):
Represents items management believes are not indicative of ongoing operating performance. For the thirteen and thirty-nine week periods ended October 28, 2017, these expenses are primarily composed of legal and professional fees associated with the initial public offering completed March 14, 2017 and subsequent transition to a public company. For the thirty-nine weeks ended November 3, 2018, these expenses include costs related to a CEO transition.

J.Jill, Inc.
Reconciliation of GAAP Net Income to Adjusted Net Income
(Unaudited)
(Amounts in thousands, except share and per share data)

	For the Thirteen Weeks Ended
	November 3, 2018	October 28, 2017
Net income and total comprehensive income	$6,688	$5,994
Add: Provision for income taxes	2,488	2,766
Income before provision for income taxes	9,176	8,760
Add: Other non-recurring expenses(a)	—	658
Adjusted Income before provision for income taxes	9,176	9,418
Less: Adjusted Tax Provision(b)	2,386	3,767
Adjusted net income	$6,790	$5,651
Adjusted net income per common share attributable to common shareholders
Basic	$0.16	$0.14
Diluted	$0.15	$0.13
Weighted average number of common shares outstanding
Basic	42,953,173	41,731,765
Diluted	44,475,793	43,554,000

	For the Thirty-Nine Weeks Ended
	November 3, 2018	October 28, 2017
Net income and total comprehensive income	$28,431	$26,017
Add: Provision for income taxes	10,412	16,926
Income before provision for income taxes	38,843	42,943
Add: Other non-recurring expenses(a)	1,346	4,964
Add: Accelerated equity-based compensation expense	244	—
Adjusted Income before provision for income taxes	40,433	47,907
Less: Adjusted Tax Provision(b)	10,513	19,163
Adjusted net income	$29,920	$28,744
Adjusted net income per common share attributable to common shareholders
Basic	$0.70	$0.69
Diluted	$0.68	$0.66
Weighted average number of common shares outstanding
Basic	42,674,957	41,933,244
Diluted	44,199,800	43,468,846

(a):
Represents items management believes are not indicative of ongoing operating performance. For the thirteen and thirty-nine week periods ended October 28, 2017, these expenses are primarily composed of legal and professional fees associated with the initial public offering completed March 14, 2017 and subsequent transition to a public company.  For the thirty-nine weeks ended November 3, 2018, these expenses include costs related to a CEO transition.

(b):	The adjusted tax provision for adjusted net income is estimated by applying a rate of 26% for fiscal 2018 and 40% for fiscal 2017, to the adjusted income before provision for income taxes.

Contacts:
Investor Contacts:
Caitlin Morahan / Joseph Teklits
ICR, Inc.
investors@jjill.com
203-682-8200
Media Contact:
Chris Gayton
J.Jill, Inc.
media@jjill.com
617-689-7916